ParkerVision
Contact
Paul Henning
Cameron Associates
212-245-8800
paul@cameronassoc.com

      Jacksonville, Florida, November 22, 2005 -- ParkerVision, Inc. (NMS
Symbol: PRKR) announced today that its Board of Directors adopted a shareholder rights plan under which it has declared a dividend of one Right for each share of Common Stock held as of the close of business on November 29, 2005.

      Each Right will entitle shareholders to buy one ten-thousandth of a share of Series E Preferred Stock of the Company at an exercise price of $45.00. The Rights are exercisable only if a person or group, directly or indirectly, acquires beneficial ownership of 15% or more of the outstanding common stock of the Company or commences a tender or exchange offer upon consummation of which a person or group would beneficially own 15% or more of the outstanding common stock of the Company.

      The Rights are designed to guard against partial tender offers and other abusive or coercive tactics that might be used in an attempt to gain control of the Company without paying all the stockholders a fair price for their shares. The rights plan will not prevent takeovers, but is designed to deter coercive takeover tactics and to encourage anyone attempting to acquire the Company to first negotiate with the Board of Directors.

      Following a thorough review, and after meetings with investment bankers, the board of directors concluded that a rights plan was the best available means of ensuring that the Company is able to continue its focus on developing leading wireless technology, seeking OEM relationships and growing its business. In addition, the plan protects the shareholders' right to realize the full value of their equity investment in the Company. The rights plan was not adopted in response to any effort to acquire control of the Company, and the board of directors is not aware of any such effort.

      If any person becomes the beneficial owner of 15% or more of the Company's Common Stock, then each Right not owned by that person or certain related parties will entitle its holder to purchase, at the Rights then-current exercise price, shares of Common Stock (or in certain circumstances, preferred stock, cash, property or other securities of the Company) having a market value equal to twice the then-current exercise price. In addition, if the Company is involved in a merger or other business combination transaction with another person after which its Common Stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of the ultimate parent of such other person having a market value equal to twice the then current exercise price.


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      The Company generally will be able to redeem the Rights at $.01 per Right at any time until the tenth business day after the announcement of the acquisition of 15% of the Common Stock of the Company by a person or group.

About ParkerVision

      ParkerVision is focused on the commercialization of its proprietary RF communication technologies that enable significant advancements in wireless products and services. These technologies are described collectively as Energy Signal Processing(TM) (ESP(TM)). ESP optimally processes RF waveform energy, eliminating costly and inefficient circuit processes inherent in traditional RF designs.

      ParkerVision's solutions will initially address key needs for extended battery life, reduced cost and higher performance in mobile handsets as the cellular industry migrates to next generation 3G networks. The company's extended business strategy targets additional market opportunities in communications and networking where it can leverage its ESP technologies for products and services in an increasingly wireless world.

Safe Harbor Statement

      This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10K for the year ended December 31, 2004 and the Forms 10Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.